EXHIBIT 10.12
December 9, 2008
Mr. Richard Goodmanson
1523 Barley Mill Road
Greenville, DE 19807
Dear Richard:
Your employment agreement (“Agreement”) with the Company was most recently amended and restated on July 30, 2004. Subsequent to that date, Section 409A of the Internal Revenue Code of 1986 (“Code”) was enacted, which imposes additional income taxes on certain deferred compensation arrangements, including deferred compensation provided for in employment agreements.
In order for you to avoid the imposition of additional taxes under Code Section 409A, it is necessary that we make certain revisions to your current Agreement. This Agreement reflects those changes along with updated references. It amends, restates and supercedes our previous Agreement with you dated July 30, 2004, effective as of the date hereof.
1.	Position: You will continue to be employed by the Company in the position of Executive Vice President and Chief Operating Officer or in a substantially similar position.

2.	Salary: Your salary will continue to be based on your performance, and will be determined in accordance with DuPont’s Salary Policy.

3.	Variable Compensation: Any variable compensation payment made to you will continue to be based on your performance and will be determined in accordance with the terms of DuPont’s Equity and Incentive Plan and procedures applicable to employees at your salary grade level.

4.	Stock Options/Restricted Stock: Any grants of stock options or restricted stock units will continue to be based on your performance and will be determined in accordance with the terms of DuPont’s Equity and Incentive Plan and procedures applicable to employees at your salary grade level.

5.	Special Retention Award: Provided you remain with the Company through May 1, 2009, you will receive a special retention award of one million dollars ($1,000,000). Payment will be made to you as soon as practicable after May 1, 2009, but in no event later than May 30, 2009. All applicable taxes will be withheld from the payment. This special payment will not be considered compensation for the purpose of determining benefits under DuPont’s benefit plans. In the event you are Terminated for Other Reasons as set forth herein on or before May 1, 2009, you will be entitled to receive the special retention award.

6.	Post-retirement Benefits: In recognition of the fact that you joined DuPont as a mid-career hire, DuPont will provide retiree medical, dental and life insurance benefits to you as if you were eligible for an immediate unreduced pension benefit regardless of the age at which you retire or are Terminated for Other Reasons.

7.	Pension Plan: Should your employment with the Company terminate prior to age 62, your pension benefit will be calculated under the terms and conditions of the DuPont Pension Plan in effect at the time you retire using your actual pay and service at that time. If you retire at or after age 62, but are not otherwise eligible for an immediate unreduced pension from the DuPont Pension Plan, you will receive a supplemental lump sum payment equal to the difference between the value of what the plan pays and the value of full pension eligibility. Such lump sum payment shall be made on the last day of the month in which occurs the date that is six months after the date of your separation from service (within the meaning of Code Section 409A). Additionally, for purposes of determining your eligibility to retain and exercise previously granted and vested stock options, as well as unvested restricted stock units and performance share units, we will treat you as a full DuPont pensioner if your retirement from DuPont occurs at age 62 or later.

8.	Vacation: You will continue to be granted time off with pay inclusive of the vacation to which you are entitled under DuPont’s Vacation Policy up to a total of four weeks per year.

9.	Termination of Employment

Resignation: If you choose to resign from DuPont on or before May 1, 2009, you will forfeit all unvested restricted stock units and performance share units previously granted to you and you must exercise vested stock options prior to resignation. If you leave after age 62, exercisability of vested stock options continues under the terms of the plan pursuant to which such stock options were granted.

Termination for Cause: For purposes of this Agreement, termination for “Cause” is defined as termination resulting from your gross negligence or willful misconduct in the performance of your responsibilities, your commission of any felony, your commission of a misdemeanor having a material adverse effect on DuPont, your violation of any of DuPont’s standards of conduct, or any act of fraud or dishonesty in the performance of your responsibilities. In the event you are terminated by DuPont for Cause, you will forfeit all unvested restricted stock units and all unvested stock options. Any vested options would need to be exercised before termination. Furthermore, you will not be entitled to receive any variable compensation award(s) granted after your termination and will not be entitled to receive any other payments of any nature from DuPont.

Termination Due to Death: If your employment is terminated due to death, your surviving spouse will be entitled to benefits payable under applicable DuPont plans. Deemed eligibility for post-retirement benefits will be as described in paragraph 6. If your death occurs after age 62, your surviving spouse will receive a supplemental payment under this Agreement equal to the difference between (i) the value of the survivor benefit payable under the Pension Plan and (ii) the value of such survivor benefit after taking into account the deemed pension eligibility under paragraph 7. Such supplemental payment shall be paid in a lump sum upon your death.

Termination Due to Disability: In the event you become totally and permanently disabled during your employment, DuPont will provide you with up to six (6) months of full base salary continuation in accordance with the Company’s short-term disability plan. At the end of the six-month short-term disability period if your disability meets the requirements of our Total and Permanent Disability Plan, you will receive a disability income for life that, when added to your Social Security benefits and your retirement benefits from DuPont plans, will equal sixty percent (60%) of your final base salary. If you elect to retire under paragraph 7 of this Agreement during the six-month short-term disability period, short-term disability benefits cease as of the date of retirement. Long-term disability benefits, if you are eligible, will commence upon retirement. The value of any supplemental payment you receive in accordance with paragraph 7 will be included as a pension benefit when computing the amount payable under this long-term disability plan.

Termination for Other Reasons: If you have a separation from service (within the meaning of Code Section 409A) because you are involuntarily terminated by DuPont on or before May 1, 2009, we will pay you the sum of two times your yearly salary at time of termination plus two times the amount of your target variable compensation award for the variable compensation cycle immediately preceding your termination. This amount will be paid in a lump sum as soon as practicable following your separation from service (within the meaning of Code Section 409A), but in no event later than March 15 of the year following the year in which you separate from service. Such payment will be subject to withholding of applicable taxes.

10.	409A Compliance. DuPont and you intend that the benefits and payments described in this Agreement will comply with the requirements of Code Section 409A and the regulations, rulings and other interpretative authority issued thereunder to the extent subject thereto, and that this Agreement will be interpreted and construed consistent with that intent.

11.	Employee Agreement: Your Employee Agreement, dated May 10, 1999 and appended to our April 22, 1999 Agreement, remains in full force and effect.
Please indicate your acceptance of the terms set forth above by signing the enclosed copy of this letter in the space provided below and returning the signed copy to me. We look forward to your continuing contributions to the Company.
Very truly yours,
Charles O. Holliday, Jr.
AGREED AND ACCEPTED:

BY:

Richard R. Goodmanson

DATE:

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